PROSPECTUS

                                 451,613 Shares

                             TECH LABORATORIES, INC.


     We are selling a minimum of 258,065 and a maximum of 451,613 shares of common stock at a price of $7.75 per share pursuant to a direct participation offering. Until we receive and accept subscriptions for the minimum number or 258,065 shares, subscribers' funds will be deposited in escrow with Hudson United Bank. After the closing of the sale of at least 258,065 shares, subscribers' funds will continue to be deposited in escrow to permit a determination to be made that subscribers are resident in those jurisdictions where Tech Labs is authorized to sell its shares, and that the subscribers' funds may be released.


     We are also registering 90,045 shares of common stock for certain persons and 50,000 shares of common stock issuable upon exercise of certain outstanding warrants that may be resold from time to time in the future by certain selling securityholders.

     Our shares of common stock trade on the OTC Bulletin Board under the symbol "TCHL." On February 2, 2000, the last reported sale price of our common stock was $8.68 per share

              -----------------------------------------------------

     This investment involves certain risks. See "Risk Factors," which begins on page 3.

              -----------------------------------------------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



====================================================================================================
                                            Price to     Underwriting Discounts       Proceeds to
                                             Public         and Commissions           Tech Labs
----------------------------------------------------------------------------------------------------
Per Share..............................      $7.75             $0                         $7.75
Total Maximum..........................    $3,500,000          $0                      $3,500,000
Total Minimum..........................    $2,000,000          $0                      $2,000,000
====================================================================================================



                 The date of this prospectus is February 3, 2000

                         [PICTURES OF IDS AND DYNATRAX]

                               PROSPECTUS SUMMARY

     Unless the context indicates otherwise, all references to "we" include Tech Labs and its wholly-owned subsidiary, Tech Logistics, Inc., collectively, and references to "Tech Labs" or "Tech Logistics" shall mean each of such companies alone. You should read the entire prospectus carefully, especially the risks of investing in the common stock discussed under "Risk Factors."

                                  OUR BUSINESS

     Tech Labs manufactures and markets various electrical, electronic and telecommunications switching and distribution equipment and associated software. We also market and manufacture, under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS".

     We recently acquired a high-speed, telecommunications management network switching system. This switching system, the DynaTraX(TM) technology, permits users to bypass current telephone and CATV companies' "Last Mile" connections, allowing them to realize recurring revenues and to make their properties more attractive to computer users, while providing bundled digital multi-media services.


     We have been in business since the 1930s, and in 1947 we were incorporated in New Jersey. Our principal offices are located at 955 Belmont Avenue, North Haledon, New Jersey 07508, and our telephone number is (973) 427-5333.

The Offering

     Shares offered:

          Maximum.......................... 451,613 shares
          Minimum.......................... 258,065 shares

The shares are being offered on a minimum/maximum basis. No shares will be sold in the offering unless at least 258,065 shares are sold.

Current Trading Symbol:
      OTC Bulletin Board......   TCHL-BB


Escrow........................   All funds we receive with respect to the sale
                                 of the first 258,065 shares will be deposited in a special escrow account at a federally insured national bank. If 258,065 shares are not sold within ninety (90) days following the effective date of the registration statement of which this prospectus is a part, the offering will terminate and all funds will be promptly returned without interest or deduction.

                                  RISK FACTORS

     In addition to other matters described in this document, prospective investors should carefully consider the following factors:


Our inability to protect certain intellectual property from being copied by our competition could impair our business.

     We have no patent or copyright protection on our current products, other than aspects of the DynaTraX(TM) product and technology. Our ability to compete effectively with other companies will depend, in part, on our ability to maintain the proprietary nature of our technologies. Other than with regard to the DynaTraX(TM) patents, which have been issued to date only in England, we intend to rely substantially on unpatented, proprietary information and know-how. We are also presently prosecuting the patent applications filed in the United States and the European Common Market.

Since we have no product liability insurance we could incur substantial expenses if product liability claims are filed against us.

     There is a risk that our current products may malfunction and cause loss of, or error in, data, loss of man hours, damage to, or destruction of, equipment or delays. Consequently, we, as the manufacturer of components, assemblies and devices may be subject to claims if such malfunctions or breakdowns occur. We are not aware of any past or present claims against us. While we presently do not maintain product liability insurance, we intend to obtain such coverage at the completion of this offering if such coverage can be obtained on affordable terms. We cannot predict at this time our potential liability if customers make claims against us asserting that DynatraX(TM), IDS or other new products fail to function. Since we have no insurance we could incur substantial expenses defending ourselves against a product liability claim. If we are found to be liable for any product liability claim it could could result in substantial losses to our business.

We manufacture and sell the IDS system under a license agreement which, if terminated, would prevent us from using technology owned by EAG in our perimeter detection system products, and would harm our business.

     We entered into an Amended Joint Marketing Agreement as of October 1, 1997 with Elektronik Apparatebau GmbH (EAG), W.T. Sports, Ltd. and FUA Safety Equipment, AG and a Confidentialty and Manufacturing Agreement with the same parties and dated the same date, pursuant to which Tech Labs was granted the exclusive right to manufacture in the U.S. and market and sell in the U.S., Canada and South America the IDS products. The agreements terminate on September 30, 2007 subject to automatic renewals for successive one-year periods unless either party gives notice of non-renewal. The agreements can be terminated earlier upon a default of any material obligation. If the license is terminated, we would be unable to use EAG's technology in our perimeter detection system products. Even if the agreements remain in effect until September 30, 2007, it will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology.

Our marketing plan to sell the DynaTraX(TM) switch technology in hospitality environments is reliant upon a joint marketing agreement which, if terminated, would hamper our growth and curtail our sales.

     Our hospitality software sales are greatly dependent upon a Joint Marketing Agreement we entered into on October 15, 1999 with TravelNet Technologies, Inc., pursuant to which we were granted the right to sell the "Data Valet" software system, which operates with the DynaTraX(TM) switch technology. This integrated system provides high-speed Internet and bundled digital services to business travelers and hotel guests. This agreement, which terminates on September 10, 2002, can be renewed with the mutual consent of both parties. It will be necessary at that time to negotiate a new agreement or license or acquire a suitable replacement technology. If replacement software is not available it could greatly harm our ability to sell the DynaTraX(TM) switch technology in hospitality environments.

Our lack of insurance on the DynaTraX(TM) product inventory could result in substantial expenses and losses if the product inventory were damaged or lost.

     In connection with the acquistion of the DynaTraX(TM) technology, we acquired digital switches, finished products and parts from NORDX/CDT. We do not have insurance on that inventory. Damage or destruction of some or all of the inventory by fire, theft or by acts of nature would result in substantial losses and would harm our business.

This prospectus contains forward-looking information.

     This prospectus contains forward-looking statements. These forward-looking statements are not historical facts but rather are based on current expectations, estimates and projections about our industry, our beliefs, and assumptions. Words such as "anticipates," "expects," "intends", "plans," "believes," "seeks," "estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements.

     Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our management's view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to the forward-looking statements that we may make to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                                 USE OF PROCEEDS

     The net proceeds from the sale by us of the minimum number of 258,065 shares, after deducting estimated expenses of this offering, are estimated to be $1,900,000. The net proceeds from the sale by us of the maximum number of 451,613 shares, after deducting expenses of this offering, are estimated to be $3,400,000. The net proceeds will be used by us in approximately the following amounts:


                                             MINIMUM                    MAXIMUM


Assembly and testing of DynaTraX(TM)         $100,000                  $100,000
    assets


Product Development of Additional
    DynaTraX(TM) Products                     375,000                   750,000

Marketing and Sales                           560,000                 1,000,000

Completion of DynaTraX(TM) Inventory          275,000                   500,000

IDS Enhancement, Sales, Marketing             150,000                   250,000

Working  capital for purchase
     of materials to fill orders and
     general corporate purposes,
     which include increasing
     personnel and to finance
     operating losses that we expect
     to incur as we expand our
     customer base.                           440,000                   800,000
                                           ----------                ----------

     Total                                 $1,900,000                $3,400,000


     The foregoing represents our best estimate of the net proceeds of the offering based on current planning and business conditions. Tech Labs management has broad discretionary authority to determine the exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures, which may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors. Pending usage of the funds, as set forth above, the funds will be invested in short-term interest bearing securities or money market funds.

     The exact allocation of the proceeds for the purposes set forth above and the timing of the expenditures may vary significantly depending upon the exact amount of funds raised, the time and cost involved in deploying the funds and other factors.

     We believe that the proceeds from the minimum offering in addition to revenues from operations will be sufficient to fund our operations for the next 12 months, although such development would be at a reduced pace than if the maximum offering proceeds were received. If an amount less than maximum offering is raised, we may be required to delay, scale back, or eliminate parts of our development plan or obtain funds through additional financing, including loans or offerings of our securities. We presently have no agreements or understandings with respect to any future financing or loan agreements.

                           PRICE RANGE OF COMMON STOCK

     Our common stock has been trading publicly on the OTC Bulletin Board under the symbol "TCHL" since 1994. The table below sets forth the range of quarterly high and low closing sales prices for our common stock on the OTC Bulletin Board during the calendar quarters indicated. The quotations reflect inter-dealer prices, without retail mark-ups, mark-downs, or conversion, and may not represent actual transactions.

TCHL COMMON STOCK



                                                             CLOSING BID                        CLOSING ASK
                                                        -----------------------           -------------------------
YEAR ENDING DECEMBER 31, 1999                            HIGH             LOW             HIGH                LOW
-----------------------------                            ----             ---             ----                ---
First Quarter...................................       $2.625           $1.0625          $3.00              $1.3125

Second Quarter..................................        3.125            1.50             3.875              2.00

Third Quarter...................................        3.25             1.50             3.625              1.625

Fourth Quarter .................................        3.87             1.00             4.12               1.25

YEAR ENDING DECEMBER 31, 1998
-----------------------------

First Quarter...................................       $3.125           $1.75            $3.375             $2.125

Second Quarter..................................        2.6875           1.6875           3.00               2.00

Third Quarter...................................        2.1875           1.125            2.625              1.4375

Fourth Quarter..................................        2.0625           1.25             2.625              1.50

YEAR ENDING DECEMBER 31, 1997
-----------------------------

First Quarter...................................       $2.25            $ .125           $2.75              $ .625

Second Quarter..................................        3.125            1.4375           4.125              1.9375

Third Quarter...................................        2.75             2.0625           3.875              2.3125

Fourth Quarter..................................        2.625            1.375            2.75               1.75


     As of February 2, 2000, there were 249 holders of record of our common stock.

                                 DIVIDEND POLICY

     We have never paid any cash dividends on our common stock and anticipate that, for the foreseeable future, we will continue to retain any earnings for use in the operation of our business. Payment of cash dividends in the future will depend upon our earnings, financial condition, any contractual restrictions, restrictions imposed by applicable law, capital requirements, and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth as of September 30, 1999:

o    on an actual basis; and

o as adjusted to reflect the sale of the minimum of 258,065 shares and the maximum of 451,613 shares of common stock offered in this offering, after deducting the estimated offering expenses; and

o includes 75,000 shares earned by a consultant during the third quarter and issued during the fourth quarter of 1999.

                                                                             Nine Months Ended
                                                                            September 30, 1999
                                                            -------------------------------------------------
                                                                                        Pro-Forma as Adjusted
                                                                                        ---------------------
                                                             Actual      Pro-Forma      Minimum      Maximum
                                                            --------     ---------      --------     --------
Total Debt:                                                 $340,629      $340,629        $340,629     $340,629

Stockholders' equity:

Common Stock, $.01 par value; 5,000,000 shares
authorized; 3,575,660 shares issued and outstanding--
actual and 3,650,660 Pro Forma and 3,908,725 (minimum)
and 4,102,273 (maximum)-- as adjusted; 11,316 shares
held in treasury.......................................      $35,757       $36,507         $39,088      $41,023

Additional paid-in capital.............................   $1,828,346    $1,902,596      $3,900,011   $5,398,081

Accumulated deficit....................................    ($863,312)    ($938,312)      ($938,312)  $5,398,081

Total stockholders' equity (deficiency)................   $1,000,791    $1,000,791      $3,000,781   $4,500,792

Total Capitalization...................................   $1,341,420    $1,341,420      $3,341,416   $4,500,421

                                    DILUTION

     Purchasers of the shares will experience immediate and substantial dilution in the value of their shares after purchase. Dilution represents the difference between the initial public offering price per share paid by the purchaser in the offering and the net tangible book value per share immediately after completion of the offering. Net tangible book value per share represents the net tangible assets, defined as total assets less total liabilities, divided by the number of shares of common stock outstanding upon closing of the offering. Our unaudited, actual net tangible book value at September 30, 1999, was $1,000,791 or $.28 per common share.

     Giving effect to the issuance after September 30, 1999 of the minimum offering of 258,065 shares assuming an offering price of $7.75 per share and the maximum offering of 451,613 shares assuming an offering price of $7.75 per share and the receipt of the net proceeds by Tech Labs, the pro forma net tangible book value would have been:

o    $3,000,787 or $.77 per share upon completion of the minimum offering; and

o    $4,500,782 or $1.10 per share upon completion of the maximum offering.

     This represents an immediate increase in net tangible book value to existing shareholder of $.50 per common share if the minimum number of shares are sold and $.80 per common share if the maximum number of shares are sold and an immediate dilution to persons purchasing shares in this offering of $6.98 per common share, or 90%, if the minimum number of shares are sold, and $6.65 per common share, or 86%, if the maximum number of shares are sold. The following table illustrates this per share dilution:


                                                              Minimum    Maximum
                                                              -------    -------

Offering price per share                                       $7.75      $7.75

Net tangible book value per share at September 30,               .27        .27
1999 (unaudited) on a pro-forma basis

Increase per common share attributable to                        .50        .83
payments by new investors                                      -----      -----


Net tangible book value per share at September 30,               .77       1.10
1999 (unaudited), on a pro-forma basis                         -----      -----
reflecting the proceeds of this offering

Dilution of net tangible book value per share to
new shareholders                                               $6.98      $6.65
                                                               -----      -----

     The following table sets forth on September 30, 1999, on a pro forma basis, the differences between existing shareholders and new investors in the offering with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid by existing shareholders and by new investors.


Minimum Offering
                                                                                                       Percentage of
                                                               Percentage of                              Total
                                                                Outstanding     Consideration          Consideration  Average Price
                                             Number                Shares           Paid                   Paid         per Share
Existing
Shareholders - Pro-Forma                   3,650,660                 93%         $   36,507                  2%           $0.01

New Investors                                258,065                  7%         $2,000,000                 98%           $7.75

Total                                      3,908,725                100%         $2,036,507                100%              --

Maximum Offering

                                                                                                       Percentage of
                                                               Percentage of                              Total
                                                                Outstanding     Consideration          Consideration  Average Price
                                             Number                Shares           Paid                   Paid         per Share
Existing
Shareholders - Pro-Forma                   3,650,660                 89%         $   36,507                  1%           $0.01

New Investors                                451,613                 11%         $3,500,000                 99%           $7.75

Total                                      4,102,273                100%         $3,536,507                100%              --


The above two tables are based on September 30, 1999 shares outstanding plus 75,000 shares issued in November 1999 to a consutant and excluding:

o options to purchase 100,000 shares exercisable at $1.25 per share and an additional 100,000 shares exercisable at $1.75 per share issued pursuant to a consulting agreement;

o options to purchase 50,000 shares exercisable at $1.85 per share issued pursuant to a consulting agreement;

o options to purchase an aggregate of 190,000 shares exercisable at $.50 per share granted under Tech Lab's stock option plan for officers and directors;

o options to purchase 75,000 shares exercisable at $1.12 per share issued in exchange for legal services; and

o pursuant to the employment agreement with our president, options to purchase up to 300,000 shares, 200,000 options of which are vested, with the balance of 100,000 options to vest on October 1, 2000, so long as the president is employed, such options to be exercisable at $.50 per share.

o option contained in an 8% convertible promissory note dated September 5, 1997 pursuant to which noteholder was granted the right to purchase up to 25,000 shares until February 6, 2000, exercisable at $3.00 per share.

                             SELECTED FINANCIAL DATA

     The financial data included in the following table has been derived from our unaudited financial statements and should be read together with our unaudited financial statements and related notes. The pro-forma financial information includes 75,000 shares earned by a consultant during the third quarter and issued during the fourth quarter of 1999.



                                                           Years Ended                                 Nine Months Ended
                                                           December 31,                                   September 30,
                                              ---------------------------------------      ---------------------------------------
                                                                                                                         Pro-Forma
                                                1996          1997             1998          1998              1999         1999
                                              --------      --------         --------      --------          --------    ---------
                                                                                                           (unaudited)
Statement of Operations Data:

     Sales                                    $647,015      $444,322         $552,486      $341,352           $535,160    $535,160

     Cost of Sales                             337,269       446,457          386,425       317,702            374,612     374,612
                                              --------      --------         --------      --------           --------    --------

     Gross Profit                              309,746        (2,135)         166,061        23,650            160,548     160,548

     Operating Expenses
         General and administrative            246,915       257,826          311,716       306,352            548,384     623,384

         Depreciation and
         amortization                           10,849         7,278           18,133            --                 --          --
                                              --------      --------         --------      --------           --------    --------

     Income (loss) from operations              51,982      (267,239)        (163,788)     (282,702)          (387,836)   (462,836)

     Other income-- Interest                       388           166            1,654            83                -0-         -0-

     Interest expense                            3,188         6,996            6,970         6,970                -0-         -0-
                                              --------      --------         --------      --------           --------    --------

     Income (loss) before provision
         for income taxes                       49,182      (274,069)        (169,104)     (289,589)          (387,836)   (462,836)

     Provision for income taxes                    -0-           -0-              -0-           -0-                -0-         -0-

     Net income (loss)                          49,182      (274,069)        (169,104)     (289,589)          (387,836)   (462,836)

     Net income (loss) per share                 $0.04        ($0.18)          ($0.06)       ($0.10)            ($0.11)     ($0.13)


                                                          Years Ended                                 Nine Months Ended
                                                          December 31,                                    September 30,
                                              --------------------------------------       ----------------------------------------
                                                                                                                         Pro-Forma
                                                1996         1997            1998            1998             1999          1999
                                                ----         ----            ----            ----             ----       ---------

Balance Sheet Data:                                                                                        (unaudited)
     Total assets                             $459,711      $609,526      $1,018,597       $431,838         $1,341,420   $1,341,420

     Working Capital                           267,436       405,548         851,540        315,339            878,255      878,255


     Current Portion of long-term debt          34,445        34,445          32,742         32,742             30,293       30,293

     Long-term debt (less current portion)         -0-           -0-             -0-            -0-               -0-          -0-

     Shareholders' equity                     $296,184      $429,615      $  863,727       $327,526         $1,000,791   $1,000,791

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

General

     We were incorporated in 1947 as a New Jersey corporation. Our focus has historically been the design, manufacture, and sale of rotary switches. Switches have been a significant part of our revenue for five decades. In 1995, to augment revenues, we sought business in transformers and contract manufacturing. In 1998, we made a shift to new product development. In 1998, we also made our first sales of the IDS product, and in April of 1999, we completed the acquisition of the DynaTraX(TM) switch and technology. We will continue to focus on IDS and DynaTraX(TM) sales and development of additional products using these technologies.

     The following table sets forth the components of our revenues for each of our major business activities in 1996, 1997, and 1998 and for the nine months ended September 30, 1998 and 1999 and their approximate percentage contribution to revenues for the period indicated:

PRODUCT TYPE                   1996        % of Revenue         1997         % of Revenue       1998          % of Revenue
------------                   ----        ------------         ----         ------------       ----          ------------

Switches                     $262,858          40.6%          $199,324            44.8%       $166,550            30.1%

IDS Sensors                         0             0                  0               0         254,900            46.2%

Transformers/Coils             60,741           9.4%            53,595            12.1%         50,515             9.1%

Contract Manufacturing        323,416          50.0%           191,404            43.1%         80,520            14.6%
                             --------         -----           --------          ------        --------          ------

Totals                       $647,015         100.0%          $444,323           100.0%       $552,485           100.0%
                             ========         =====           ========          ======        ========          ======

                                                 Nine Months Ended
                                                   September 30,
                              ------------------------------------------------------------
                                                    (unaudited)

PRODUCT TYPE                    1998          % of Revenue       1999         % of Revenue
------------                    ----          ------------       ----         ------------
Rotary Switches             $ 191,157             56.3        $ 256,877            47.5

IDS Sensors                    44,034             12.9          155,731            29.6

Transformers/Coils             73,049             21.4           73,852            13.8

Contract Manufacturing         33,112              9.4           48,700             9.1
                            ---------           ------        ---------         -------

Totals                      $ 341,352            100.0%       $ 535,160           100.0%
                            =========           ======        =========         =======

     As the above table reflects, there was a significant decrease in sales of rotary switches and contract manufacturing, due to a shift to new product development and sales. There were no sales of the new IDS in 1997. In 1998, sales of the IDS were $254,900.

     The following table sets forth the percentages of gross profit for each of our major business activities in 1997 and 1998, and for the nine months ended September 30, 1998 and 1999:


                                                                                      Nine Months Ended
                                                                                        September 30,
                                                                              -----------------------------------
                                                                                        (unaudited)
PRODUCT TYPE                        1997          1998       Net Change       1998          1999       Net Change
------------                        ----          ----       ----------       ----          ----       ----------

Rotary Switches                     44.2%         45.0%          0.8%         44.2%         45.0%          0.8%

IDS Sensors                           -0-         52.0%         52.0%         52.0%         54.6%          2.6%

Transformers/Coils                  22.7%         25.0%          2.3%         22.7%         25.0%          2.3%

Contract Manufacturing              20.0%         22.8%          2.8%         20.0%         22.8%          2.8%

Unallocated company expenses,
     including physical
     inventory adjustments
     and factory overhead          (31.2%)       (13.1%)        18.1%        (38.8%)       (13.1%)        25.7%

Total company gross profit %        (0.5%)        30.1%         30.6%          7.0%         30.0%         23.0%

     We have begun to shift out of the subcontracting and transformer business which provides low gross profit margins, for higher gross profit margin sales of IDS and other new products. While rotary switches produce high gross profits, demand for rotary switches is low.

     We have gradually shifted our product offering from less profitable to more profitable proprietary products.

Results of Operations

Nine Months Ended September 30, 1999, Compared to Nine Months Ended September 30, 1998 -- Unaudited.

     Sales were $535,160 for the first nine months of 1999 as compared to $341,352 for the nine months ended September 30, 1998. The increase was due to growth in switch and sensor sales. We will continue efforts in the future to increase sales of these high margin products.

     Cost of sales of $374,612 for the nine months ended September 30, 1999 compared to $317,702 for the same period in 1998 increased due to sales of IDS sensors to the Department of Energy's Los Alamos facility.

     Selling, general, and administrative expenses increased by $242,032 in the first nine months of 1999 as compared to the prior period in 1998 which resulted from higher than normal expenses in 1999 due to professional fees associated with the acquisition of DynaTraX(TM).

     Losses from operations of ($387,836) in the first nine months of 1999 increased by $98,247 compared to losses of ($289,589) for the prior period as a direct result of higher administrative expenses, due to the non-recurring DynaTraX(TM) acquisition fees and legal fees.

1998 Compared to 1997.

     Sales increased 24% from $444,322 in 1997 to $552,486 in 1998. This was due to an increase in sales of the Intrusion Detection System (IDS). We will continue our efforts to grow high margin IDS sales.

     Cost of sales decreased 16% from $446,457 in 1997 to $386,425 in 1998 due to an increase in sales of lower cost IDS products, which have a higher gross profit than historical products.

     Selling, general and administrative expenses, including depreciation, increased 24% from $265,104 in 1997 to $329,849 in 1998 due to increased sales efforts, engineering, testing, and promotion of new product introductions, as well as consulting, legal, and other expenses in connection with the acquisition of the DynaTraX(TM) product line.

     Income (loss) from operations decreased 39% from a loss of ($267,239) in 1997 to a loss of ($163,788) in 1998 due to higher gross profit margins on new products.

     Interest expense decreased negligibly from $6,996 in 1997 to $6,970 in 1998.

1997 Compared to 1996

     Sales decreased 31.3% from $647,015 in 1996 to $444,322 in 1997 due to a decrease in subcontracting activity.

     Cost of sales increased 32.4% from $337,269 in 1996 to $446,457 in 1997 due to fixed overhead.

     Selling, general and administrative expenses, including depreciation, increased slightly from $257,764 in 1996 to $265,104 in 1997.

     We had income of $51,982 for 1996 as compared to a loss of ($267,239) for 1997 due to lower sales from subcontracting activity.

     Interest expense increased 119% from $3,188 in 1996 to $6,996 in 1997.

Liquidity and Capital Resources.

     During the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1998 and 1999 we have had difficulty meeting our working capital requirements, which was a result of lower sales, limited marketing efforts, and continued losses from operations. During the years ended December 31, 1997 and 1998, we completed sales of our common stock which raised approximately $407,000 in 1997 and $603,716 in 1998.

     During calendar year 1999 we raised an additional $250,000 for the acquisition of the DynaTraX(TM) assets and an additional $200,000 for working capital. On October 25, 1999 Tech Labs borrowed $50,000 at 10% interest per year pursuant to a promissory note and security agreement with the lender. Under the terms of the security agreement, Tech Labs assigned a security interest in two of Tech Labs' purchase orders totaling $543,000. Under the terms of the promissory note, the $50,000 was to be repaid in full no later than December 24, 1999. The Note was extended to a due date of January 28, 2000 at an interest rate of 14%. In addition, Tech Labs entered into three unsecured promissory notes, as described below, in the amount of $50,000 each, at an interest rate of 10%:

o  Note 1.  Executed December 13, 1999 and is due February 13, 2000

o  Note 2.  Executed December 15, 1999 and is due February 15, 2000

o  Note 3.  Executed December 20, 1999 and is due February 20, 2000

     During 1998 we sold our first IDS products to the U.S. government Los Alamos facility. Continued sales will, however, be dependent upon sustained marketing efforts. Because sales from our historical lines of products have not in the past, and are not in the future expected to generate sufficient revenue to support our product development and marketing and sales efforts for our DynaTraX(TM) and IDS products, we will be required to meet our capital needs to finance our business plan through the sale of our shares of common stock in this offering. In the event we are unable to complete this offering or we sell less than the maximum number of shares offered, we will be required to curtail the implementation of our business plan.

Year 2000 Readiness

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates to avoid system failures or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements.

     Our Year 2000 review is in progress. We believe that all of our own computer systems and products were compliant before 2000.

     o Products. The DynaTraX(TM) system software runs on Microsoft Windows NT, which is Year 2000 compliant. The DynaTraX(TM) hardware is also compliant. The IDS and the various electronic and electrical components that we manufacture neither contain microprocessors nor are they reliant on time or date software. We believe such equipment to be unaffected by the Year 2000 problem.

     o Vendors. We have conducted a very limited and preliminary review of our vendors' exposure to the Year 2000 problem. However, since all of our components are bought "off the shelf" and are manufactured by numerous companies, we believe we will be able to replace supplies from any vendor experiencing manufacturing difficulties due to the Year 2000 problem. We are not contractually committed to long term relationships with vendors and should have no difficulty substituting vendors as neccessary.

     o IT Systems. We conducted a survey of our information technology hardware and have scheduled upgrades and/or replacements of all identified Year 2000 non-compliant hardware and software prior to 2000.

     o Costs. We do not currently expect that costs associated with Year 2000 compliance will materially affect our operations or financial position. However, if we discover Year 2000 problems in the future, we may not be able to develop, implement, or test remediation or contingency plans in a timely or cost-effective manner.

     o Risks. Failure of third party products, such as a breakdown in telephone, electric service or other utilities, e-mail, voicemail or the World Wide Web could cause a disruption in our business operations. Disruptions in services provided by banks, telephone companies and the U.S. Postal Service could negatively impact our business. Although we believe that our products are Year 2000 compliant, it is possible that they may not contain the date codes necessary to operate in the year 2000. Any failure of the products to perform could result in the delay or cancellation of product orders and the diversification of managerial and technical resources from product development and other business activities to attend to Year 2000 issues.

     o Contingency Plan. We did not develop a contingency plan to address any situation that could have resulted if our Year 2000 preparations were inadequate. Tech Labs believes it did all that could reasonably be done.


As of the date of this prospectus, we have not experienced any interruption in our business, internal operations or computer equipment associated with the transition to the year 2000.

                                    BUSINESS

General

     Tech Laboratories, Inc. manufactures and sells various electrical and electronic components. During 1999, we completed the acquisition of the DynaTraX(TM) high-speed digital switch matrix system, an electronic switching unit. We believe that the acquisition of the DynaTraX(TM) technology will enable us to become a provider of multi-media digital network distribution and management equipment for use in campus and building facilities. This equipment manages voice, video and data transmissions on a network.

     In addition, during the last two years, through our subsidiary, Tech Logistics, Inc., we have been manufacturing and marketing under our exclusive license, an infrared perimeter intrusion and anti-terrorist detection system or "IDS." The IDS was originally designed for military applications, and we currently market this product to government agencies and private industry for use in nuclear, industrial and institutional installations.

     We have plans to expand our business operations in a number of ways over the next 12 to 18 months, provided that we receive the proceeds of this offering. Our primary capital requirements over that time period include:

o    payments of trade payables;

o    marketing expenses, including the sale of the DynaTrax(TM) switch;

o    research and development;

o tooling costs for improved versions of our existing products and development of new products; and

o    development of DynaTrax(TM) technology we acquired from NORDX/CDT.

Additional financing may be necessary to pursue these plans, and we may be unable to secure such financing on acceptable terms. The failure to secure additional financing could limit our ability to develop our business.

Historical Business

     We also manufacture and sell standard and customized transformers, test equipment and rotary switches, the latter of which products permits an electrical signal to be diverted from point A to point B. In addition, we act as a contract manufacturer for other companies and produce on an OEM basis electronic and electrical assemblies, printed circuit board assemblies, cable and harness assemblies and specialized electronic equipment. Approximately 15% of our products are manufactured for military applications.

     We sell our switch, transformer and test equipment products in the electronics and electrical industries, primarily as a contract manufacturer for other companies or for inclusion in OEM products. We market our products in these industries in the United States. This is a mature market. Competition is on the basis of price and service. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     We intend to market our historical products over the Internet, as well as through our distribution and outside sales agents. Our website is currently on-line. Our website address is www.techlabsinc.com.

The DynaTraX(TM) Asset Acquisition - Material Terms of Purchase Agreement

     On April 27, 1999, pursuant to an asset acquisition agreement with NORDX/CDT, Inc., we completed the purchase of the DynaTraX(TM) product, for a purchase price of $500,000. The entire amount of the purchase price was paid upon closing. In connection with the acquisition of DynaTraX(TM) technology, we acquired certain inventory, patents and patent applications, and other equipment related to the DynaTraX(TM) product. Under the agreement, NORDX/CDT, Inc. retained a limited amount of inventory to service customers who had purchased the technology prior to the discontinuance of the DynaTraX(TM) business by NORDX/CDT, Inc.

Industry

DynaTraX(TM) Networking Management and Maintenance Technology

     We believe that there is a rapidly growing marketplace for "digital" multi-media, including Internet, high-speed data, digital voice and video, and, information equipment and systems. We intend to use our DynaTraX(TM) technology to produce a line of standard, digital telecommunication distribution and management equipment that OEM's and/or Value-Added-Resellers will be able to use as a platform they can custom configure, through software, to supply a variety of industry and customer-specific applications and functions.


     We entered into an agreement in October 1999 with TravelNet Technologies, Inc. to sell the "Data Valet" software system which runs on a Dynatrax(TM) distributing switch system. This system provides high-speed, bundled, multi-media Internet and video services to business travelers and hotel guests. This integrated system also monitors and bills guests for services used. The agreement expires on September 10, 2002.

     The TravelNet Agreement provides that Tech Labs and TravelNet will jointly

     o    promote DynaTraX(TM) and the Data Valet products in trade shows;

     o    share the costs of trade show participation;

     o    select and pay for retaining an advertising agency;

     o    training of sales personnel; and

     o share information, literature, sales projections, sales leads and technical support.

     We intend to build industry recognition for producing private, customer-premise (community, commercial, educational and hospitality complexes, and residential buildings), high-speed Internet, Long Distance, Intranet information distribution and management switching systems.

     We believe the future trend in communications is reselling local loop services, which is the service connection between the local phone company's local office and the telephone customer, using new digital transmission technology and equipment to get around the present "de facto monopoly" telephone and CATV companies maintain over local connection and distribution services.

     Our goal is to have our DynaTraX(TM) technology play a large role in helping developers, builders and/or managers of private residential communities and commercial, industrial, educational and hospitality complexes establish facilities that will distribute and manage high-speed digital Internet, Long Distance and CATV services. This technology permits these users to bypass current telephone and CATV companies' "Last Mile" connection service. "Last Mile" connection service is the interconnection between a wide range of computing resources to "Wide Area Network", and may allow users to increase rents and to make their properties more attractive to tenants.

     We believe that our DynaTraX(TM) product offers a faster switch and a much larger port size than any competing product and is not limited to a specific type of network as with some competing products. Port size refers to the number of network connections available for user equipment and for network distribution equipment.

     Our DynaTraX(TM) product is proposed to be sold in the multi-media digital network distribution and management equipment industry. The growth in digital networks is clear as is the cost in supporting and maintaining these networks. We initially intend to market the DynaTraX(TM) product in the eastern portion of the United States with expansion to other markets over time. There are at least four companies that have products that compete with the DynaTraX(TM) product. However, we believe none of these competitors offer a product with all of the features or capabilities of DynaTraX(TM).

     We expect that competition in the sale of our DynaTraX(TM) product will be on the basis of price, features, service and technical support. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

     Competition for network management products comes from several different sources. One source of competition is the designated employees of large organizations which have been hired to manage and maintain their internal networks. However, we believe the need to reduce costs through the implementation of automated cost saving technologies such as the DynaTraX(TM) technology will provide Tech Labs with market opportunities.

     Another group of competitors which produces products to manage and maintain the network physical layer consists of NHC, RIT and Cyteck. Of these three companies, NHC is the only one that offers a product comparable to DynaTrax(TM), but which is not as fast as DynaTraX(TM). In addition, V-LAN switching, which is a technology utilized by a number of companies, can be regarded as a competing technology. However, V-LAN switching is limited to a specific type of network, i.e. Ethernet, and not able to support many tasks which our DynaTraX(TM) technology is designed to complete. These tasks are:

     o rearranging network physical layer connections e.g.s moves, adds and changes of equipment such as computer terminals; fax machines; and printers;

     o    testing circuits;

     o managing and mainatining end-to-end network configuration, which is the connection between different points on a network from the telecommumunications closet to the user outlet; and

     o    maintaining asset inventory records.

     We regard V-LAN as complementary to DynaTraX(TM) circuit switching since they can work together to provide a more comprehensive network management/maintenance solution. The four competitors all have greater financial and other resources and currently account for substantially all of the existing market.


     Although we believe that the DynaTraX(TM) technology will serve as the basis for new products in the area of multi-media, digital network distribution and management equipment for use in campus and building facilities, our ability to successfully market our products will depend upon several factors including, among others:

o    The development of an effective marketing and distribution network;

o    The acceptance of our products by potential users; and

o Our ability to support existing products and develop and support new products that are compatible with other systems in use by potential customers and provide useful features that are user friendly.

     In the past we have experienced, and we are likely to experience in the future, delays in the development and introduction of products. We cannot assure you that we will keep pace with the rapid rate of change in security and network switching systems research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance.


Infrared Intrusion Detection System or "IDS"

     In April 1997, we formed Tech Logistics, Inc., a joint venture subsidiary owned at that time 80% by our company and 20% by Carmine O. Pellosie, Jr., a director of our company and president of International Logistic, Inc., a privately owned company that distributes police, security, safety and communication security devices. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics. The IDS, which is an active infrared sensor system able to detect intrusions by humans or vehicles into protected areas, was originally designed for military applications.

     We have recently begun marketing IDS to government agencies and private industry for use in nuclear, industrial, and institutional installations. We have also begun to manufacture and market products currently sold by International Logistics Inc., as well as new security, police training, bomb detection and disposal equipment, anti-terrorism countermeasures and lie detection devices. New devices are intended to include hand-held letter bomb detectors, hand-held weapons detectors, video surveillance equipment as well as integrated audio-visual surveillance vehicles for government and police use.

     We have entered into an agreement dated to be effective October 1, 1997 with EAG, W.T. Sports, Ltd. and FUA Safety Equipment. Under the terms of the agreement we were granted an exclusive right until September 30, 2007 to manufacture and sell in the U.S., Canada and South America the IDS products. The agreements provide that until March 31, 2001 gross pre-tax profits will be shared 70% to Tech Labs and 30% to FUA. From April 1, 2001 until September 30, 2007 the gross pre-tax profits in excess of 16% will be shared 70% to Tech Labs and 30% to FUA. We will also pay FUA a royalty of 5% of the cost of any IDS products we manufacture and sell. We also intend to market metal detection equipment manufactured by EAG for use in security and industrial applications, such as walk-through metal detectors and hand-held metal detectors.

     We are marketing our IDS product to the security and anti-terrorist industry. We believe this is a growing industry and that terrorist incidents and security breaches serve to increase the demand for our products. We have recently completed the sale of an IDS to Los Alamos National

Laboratories.

     This industry has a number of different competing products and technologies. Competition in the industry is partly based on price and partly on other factors such as effectiveness of a product in the field, acceptable levels of false alarms for a given application and service. We are marketing the IDS product for global distribution. We have a number of competitors for the IDS products offering competitive technology, many of whom have greater financial and other resources.

     We have received approval for the IDS from the U.S. Air Force for inclusion in their Tactical Automated Security System program, which is a $500 million program to thwart enemy attacks on critical military installations throughout the world. Subsequent to this approval, Tech Labs has received a blanket order to provide 50 IDS systems to the U.S. Air Force. Tech Labs has as of the date of this prospectus shipped 12 systems under its blanket order to the Air Force prime contractor. Pricing of our products is based upon obtaining a margin above cost of production. The margin we will accept varies with quantity and the channels of distribution.

Marketing Strategies

     Marketing.   We  plan  to  implement  a  three-pronged   marketing  program
consisting of:

     o Industry announcements and presentations through business and industry trade groups;

     o Establishing relationships with several industry recommenders and specifiers, who are consultants and engineering companies to help present our cable management and network physical layer solutions to the end-users and their contract management or system integrators; and

     o A promotional campaign of ads, mailings, and on-line Web site media, targeted at the end-user communications managers, their consultants and advisers.

     Initially, we will focus on the communication/computer centers in the eastern part of the United States. We plan to divide this area into four sales regions:

     o    New England states;

     o    New York metropolitan area;

     o    Mid-Atlantic/Washington DC area; and

     o    South East Coast states.

     We will quickly set up several regional representatives, sales agents, and/or certified value added resellers in each of the four regions. Our plan is to have one representative and, initially, up to two VARs for each region. Whenever possible, we plan to use former NORDX/CDT trained sales agents and certified VARs.

     Sales representatives will be commissioned sales agents. VARs will be system integrators who will purchase DynaTraX(TM) products at a volume based discount price for resale as part of a turn-key service in which the system integrator designs the system, purchases the component products and installs and maintains the system.

     We also plan to expand on the initial program by opening up additional sales areas in the country and overseas. We contemplate doing this by adding regional representatives or agents, or through current VAR organizations that have a national presence.

     In the established East Coast area, we intend to set up three regional sales/service centers:

o    Massachusetts;

o    Washington, DC; and

o    Florida

     We will repeat the process in the other areas as they become established.

     We plan to use our sales/service centers to introduce new, enhanced versions of the DynaTraX(TM) system and to provide territory customer support services. We also plan to set up a separate marketing campaign and sales operations to build markets for our expanded high-speed, customer-premise DynaTraX(TM) gateway networking switch.

     In addition, working with VARs, we will focus on providing turn-key, private customer-premise digital gateway exchange networking systems. We will target real estate developers, builders and/or owners of private communities, commercial community retail complexes and shared rental buildings to enable them to control and resell Internet, long distance, CATV, and building automation information services going into and out of their private facilities.

     Although we believe that we can be profitable by the second quarter of 2000 from the increased sales of our IDS products and sales of the newly acquired DynaTraX(TM) completed inventory, our profitability is subject to both the successful and timely implementation of our business plan and market acceptance of our new products.

     Our plan to become profitable included the acquisition of the DynaTraX(TM) product in April 1999 and to sell the finished DynaTraX(TM) inventory we acquired.

     Because we have incurred substantially all our anticipated research and development costs with respect to our IDS product and have had it approved by the Air Force for inclusion in the TASS program, and have completed the purchase of the DynaTraX(TM) switch, technology and marketing materials, upon completion of this offering, we believe we will have the funds necessary to market our products and achieve profitability.

Limited Sales Revenue

     Our limited sales revenue and history of losses makes it uncertain when or if we will become profitable. Our failure to achieve profitablility within the time frame expected by investors may adversly affect our business and the market price of our common stock. For the years ended December 31, 1997 and 1998 our sales were $444,322 and $552,486, respectively, and we had net losses of ($274,069) and ($169,104). As of December 31, 1998, we had an accumulated deficit of ($475,476). We have had limited cash flow and working capital, which has restricted our recent operations.

     Although the proceeds of this offering will enable us to implement our business plan to develop, market, manufacture and market the IDS and DynaTraX(TM) products, we must increase our sales of these new products significantly in order to avoid continued losses. In the event that sales and profitability are delayed to the point beyond that anticipated and liquidity is impacted, we would reduce or defer operating expenses, such as expenses to finish work in progress relating to the DynaTraX(TM) inventory and research and development of additional DynaTraX(TM) products.

Source of Supply

     Current inventory component purchases for all our products are made from OEMs, brokers, and other vendors. We typically have more than a single source of supply for each part, component, or service, but from time to time we may utilize a single supplier for a particular part or component. During the year ended December 31, 1998, Wiggins Plastics was our largest supplier with 14.2% of our overall inventory purchases. These purchases were primarily used in the manufacture of electromechanical switches. During the year ended December 31, 1997, Wiggins Plastics accounted for 16.8% of our supply of inventory. Those components were in products that produced approximately 25.7% of our revenue for such year. We have no long-term agreements with any of our suppliers.

Order Backlog

     The backlog of written firm orders for our products and services as of September 30, 1999, was as follows:

          As of September 30, 1999: $618,556

          As of September 30, 1998: $150,656

Patents

     In connection with our acquisition of the DynaTraX(TM) assets, we acquired certain patents and pending patent applications. Four patents have been granted in Great Britain, which are listed below:


o Patent title: User Interface for Local Area Network. This patent covers technology which allows communication between the user and the equipment controlling the network. This patent expires in 2013.

o Patent title: Token Ring. This patent covers technology which transmits information between devices on a network. This patent expires in 2013.

o Patent title: Half Duplex Circuit for Local Area Network. This patent covers technology which allows one-way communication either to or from the Local Area Network. This patent expires in 2013.

o Patent title: Matrix Switch Arrangement. This patent covers technology which is a switch that can either connect or disconnect one or more devices on a network. This patent expires 2015.

     We also have patents pending in the United States and in the European Common Market.

Employees

     As of September 30, 1999, we had 11 full-time employees, including our officers, seven of whom were engaged in manufacturing, one in repair services, one in administration and financial control, one in engineering and research and development, and one in marketing and sales.

Facilities; Manufacturing

     Our corporate headquarters and manufacturing facility is located in North Haledon, New Jersey. Our primary manufacturing and office facility is a one-story building that is adequate for our current needs. We lease this facility of 8,000 square feet, from a non-affiliated person, under a lease that ends in May, 2001. The annual base rent is $48,000 and includes property taxes and other adjustments. We believe our premises are adequate for our current needs and that if and when additional space is required, it would be available on acceptable terms.

     We are an integrated manufacturer and, accordingly, except for plastic moldings and extrusions, produce nearly all major subassemblies and components of our devices from raw materials. We purchase certain components from outside sources and maintain an in-house, light machine shop allowing fabrication of a variety of metal parts and castings, complete tool room for making and repairing dies, a stamping shop and an assembly shop with light assembly presses. Our test lab checks and tests our products at various stages of assembly and each finished product undergoes a complete test prior to shipment.

     We anticipate that we will either manufacture any new products ourselves or subcontract their manufacture, in whole or in part, to others. We believe that personnel, equipment, and/or subcontractors will be readily available as and when needed.

     We offer warranties on all our current products, including parts and labor for one year.

     We have limited research and development facilities and currently employ one engineer.

Litigation

     We are involved in a lawsuit arising from a letter of intent relating to a small potential transaction we did not complete because we believed there were misrepresentations made to us. We believe that the outcome is likely to be favorable, but that our maximum liability if we do not prevail would be $30,000. The suit is pending in the Superior Court of New Jersey, Law Division, Passaic County.

                                   MANAGEMENT

Directors, Executive Officers, and Key Consultants

Name                           Age           Title
----                           ---           -----

Bernard M. Ciongoli            52            President, Treasurer, and Director

Earl M. Bjorndal               47            Vice President and Director

Carmine O. Pellosie, Jr.       57            Secretary and Director

Louis Tomasella                58            Director

Richard J. Rice                62            Director

     Each director is elected for a period of three years and until his successor is duly elected by shareholders and qualified. Officers serve at the will of the board of directors.

     Bernard M. Ciongoli became our president and a director in late 1992, and became Treasurer in 1998. From 1990 through 1991 he served as president of HyTech Labs, a company engaged in sales and servicing of electronic test equipment. During the years of 1987 to 1990, he acted as the principal owner and President of Bernco Developers, a real estate developer. Mr. Ciongoli holds a degree in electronic engineering from Paterson Institute of Technology.

     Earl M. Bjorndal has been with us in various capacities since 1981. He has been a director since 1985, and became a vice president in 1992. He is a graduate of the New Jersey Institute of Technology with both bachelor's and master's degrees in industrial engineering.

     Carmine O. Pellosie, Jr. has been a director since the formation of Tech Logistics, Inc. in 1997 and has been our secretary since April 1999. Since January 1, 1999, he has been the Controller of the Passaic County Department of Health and Human Services. Prior to January 1999, he was, for more than five years, president of International Logistics, Inc.

     Louis J. Tomasella has served as director since 1994 and was treasurer from 1994 through 1998. He is the owner of Tomco Realty, a general real estate brokerage firm in New Jersey. Mr. Tomasella holds a bachelors degree in liberal arts from Rutgers University.

     Richard J. Rice has served as a director since July 1999. He has served as chairman of Teletalk International Services, Inc. since June 1994. He also serves as president and CEO of Richard J. Rice, Inc. since November 1993. Prior to 1993 Mr. Rice was president and CEO of Long Distance Services, Inc. for more than five years.

     Tech Labs' success will depend to a large extent upon the continued efforts of Bernard M. Ciongoli, our president and chief executive officer. Mr. Ciongoli has an intricate understanding of Tech Labs, its business operations and the technology underlying its products. It would be very difficult for Tech Labs to replace Mr. Ciongoli, and accordingly the loss of his services would be detrimental to our operations. We do, however, maintain key man life insurance on Mr. Ciongoli to compensate for any such loss, and have an employment agreement with him. Expansion of our business may require additional managers and employees with industry experience. In general, only highly qualified managers have the necessary skills to develop and market our products and provide our services.

     Competition for skilled management personnel in the industry is intense, which may make it more difficult and expensive to attract and retain qualified managers and employees. Expansion of our business will likely also require additional non-employee board members with business and industry experience. We do not, however, have directors' and officers' liability insurance, which may limit our ability to attract qualified non-employee board members.

Executive Compensation

     The following table summarizes the compensation paid to or earned by our president. No other officer has received compensation in excess of $100,000 in any recent fiscal year.

                           Summary Compensation Table

                                                                              Long-Term
                                         Annual Compensation                Compensation
                                   -----------------------------------      -------------
                                                                              Shares of
                                                                             Common Stock
                                                                            Issuable Upon
    Name and 1998                                                            Exercise of
 Principal Position                Year       Salary($)       Bonus($)         Options
 ------------------                ----       ---------       --------         -------
Bernard M. Ciongoli                1998       $125,000          0              300,000
  President, Treasurer

     The following table sets forth information realting to all options granted:

                        Option Grants in Fiscal Year 1998


                                                   Percent of
                                 Number of        Total Options
                                Securities         Granted to
                                Underlying        Employees in
                              Options Granted      Fiscal Year       Exercise        Expiration
          Name                    (#)(1)             (%)(2)         Price($)(3)         Date
          ----                ---------------     ------------     -----------       ----------
Bernard M. Ciongoli              300,000              85.7             $.50           10/1/03
Earl M. Bjorndal                  50,000              14.3             $.50           10/1/03
Carmine O. Pellosie, Jr.               0               N/A              N/A               N/A

     We have a five (5) year employment contract with Mr. Ciongoli that commenced October 1, 1998, and amended June 18, 1999. Mr. Ciongoli is currently compensated at the base salary rate of $125,000 per annum. Mr. Ciongoli is also entitled to receive two (2%) percent of our sales in excess of $1,000,000 during any year he is employed by us. In addition, Mr. Ciongoli was also granted an option exercisable for five (5) years from date of grant to purchase 300,000 shares of stock at $.50 per share, such option to vest in increments of 100,000 shares per annum on each anniversary date of the agreement commencing October 1, 1998. The agreement is automatically renewed for one (1) year unless either party terminates the agreement in writing at least 180 days prior to the expiration of the term or of any renewal period.

     In 1996 we granted to Mr. Ciongoli an option to purchase 100,000 shares of common stock exercisable for five (5) years at $.50 per share under our stock option plan.

     We do not have employment agreements with any other officer or other employee. Our directors are not presently compensated.

Consultants

     We have entered into a consulting agreement with MPX Network Solutions, Inc. The term of the agreement is for one year expiring on March 14, 2000, renewable for an additional one year period.

     o MPX will provide consulting services in the areas of marketing, customer relations and strategic and product development planning, particularly with regard to communications products;

     o MPX will receive an annual fee of $52,000 and commissions on sales of telecommunications products during the term of the agreement ranging from 3% of the first $1,000,000 of the net sale prices to 1/2% of the net sale prices over $4,000,000, and

     o MPX will also receive 50,000 shares of common stock and will be issued options to purchase up to 50,000 shares of common stock, at a purchase price of $1.25 per share, depending on net sales of telecommunications products during the initial term and the extension term of the agreement. These services will be provided on an as needed basis, primarily by MPX's president, Mr. Sal Grisafi.

     We have also entered into a consulting agreement with Scott Coby. Under the terms of the agreement, the consultant will provide certain marketing and financial services. In consideration for entering into the agreement, which has an initial term of two years, we issued to the consultant a warrant to purchase 50,000 shares of common stock at $1.85 per share exercisable for five (5) years.

     We issued an additional warrant to Scott Coby to purchase up to 200,000 shares of common stock at $3.50 per share exercisable for five (5) years. This warrant vests in increments of 25,000 warrants for every $250,000 of sales of Tech Lab's products to purchasers obtained by consultant within the initial two
(2) year term of the consulting agreement with Mr. Coby. The shares underlying the warrants have certain registration rights.

     We have also entered into a consulting agreement dated March 10, 1999, with Mint Corporation, a New York corporation, to provide certain financial and business consulting services, which include assisting our management in developing its business plan, introducing Tech Labs to members of the financial community, and assisting us in our financial planning. Under the terms of the consulting agreement, which may be terminated by us upon ten (10) days' prior written notice, we:

     o issued 100,000 shares to Mint, 25,000 shares of which were issued in June 1999 and 75,000 shares were issued in November 1999; and

     o granted to consultant an option to purchase up to 200,000 shares of common stock, such options to be exercisable to purchase 100,000 shares at $1.25 per share and options to purchase 100,000 shares at $1.75 per share. The options have vested in full because the agreement was not terminated by Tech Labs prior to July 10, 1999. The shares underlying the options have certain registration rights.

Stock Option Plan

     On December 11, 1996, the board of directors adopted a stock option plan for officers, directors, and other key employees. Options issued pursuant to the stock option plan to qualified key employees are meant to qualify as incentive stock options within the meaning of Secion 422A of the Internal Revenue Code. A total of 450,000 shares were set aside for this purpose, and options for an aggregate of 190,000 shares have been granted at an exercise price of $.50 per share.

     The plan is administered by a committee appointed by the board of directors, which is comprised of two or more members of the board of directors. The committee's interpretation and construction of the stock option plan is final unless otherwise determined by the board.

     Options granted under the plan shall have an option price not less than 100% of the fair market value of the shares of Tech Labs' common stock on the date of the granting of the option, or 110% of the fair market value for stockholders who, at the time of grant, posses more than 10% of the total voting power of all classes of stock. If the aggregate fair market value of the shares of stock, determined as of the date of grant, during any calendar year exceeds $100,000 then only the first $100,000 of such shares exercised will be treated as incentive stock options.

     Any option must be granted within 10 years of the date the plan was adopted or approved by the shareholders, whichever is earlier. The option, by its terms, must be exercisable within 10 years of the date it is granted. If, however, options are granted to an optionee who, at the time of grant, posseses more than 10% of the total voting power of all classes of stock, the options granted shall be exercisable no more than 5 years from the date of grant. Options generally may be exercised only if the optionee remains continuously associated with Tech Labs from the date of grant to the date of exercise. However, options may be exercised upon termination of employment or upon death of any employee within certain specified time periods.

                              CERTAIN TRANSACTIONS

     The following information describes certain transactions between Tech Labs and certain affiliated parties. Future transactions, if any, must be approved by the board of directors.

     On December 11, 1996, we agreed to compensate our president, Bernard M. Ciongoli, and our vice president, Earl M. Bjorndal, for unpaid salary earned during 1996 in the form of common stock. Mr. Ciongoli received 280,000 shares for unpaid salary earned in the amount of $14,000 at $0.05 per share, and Mr. Bjorndal received 160,000 shares for unpaid salary earned in the amount of $8,000 at $0.05 per share.

     In December, 1996, we issued to Louis Tomasella 100,000 shares of common stock for consulting services.

     In April, 1997, we formed Tech Logistics, Inc., a joint venture subsidiary with Carmine O. Pellosie, Jr., for which he received 25,000 shares of Tech Labs' stock for his expertise and to give him a proprietary interest in Tech Labs. Tech Logistics was formed to market security devices distributed by International Logistics, Inc., a privately-owned company, of which Mr. Pellosie was the president and principal shareholder. Mr. Pellosie became a director of Tech Labs at that time. In May 1998, we acquired Mr. Pellosie's interest in Tech Logistics, Inc. for 15,000 shares of our common stock.

     Each of these transactions were on terms as fair as those obtainable from independent third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table describes, as the date of this prospectus and as anticipated following this offering, the ownership of the presently issued and outstanding shares of our common stock by:

     o    persons  known  to us to own  more  than  5% of  such  stock,  and

     o the ownership of common stock by our directors, and by all officers and directors as a group.

                                         Number of
                                        Shares Owned      % of Shares           % of Shares
                                        Beneficially       Prior to           Outstanding After
Name                                   and of Record       Offering               Offering
----                                   -------------       --------               --------
                                                                           Minimum          Maximum
                                                                           -------          -------
Bernard M. Ciongoli                        820,000          21.86%          20.46%          19.51%

Earl Bjorndal                              248,344           6.62%           6.20%           5.91%

Carmine O. Pellosie, Jr.                    40,000           1.07%           1.00%           1.00%

Louis Tomasella                            120,000           3.19%           2.99%           2.86%

Richard J. Rice                             80,000           2.13%           2.00%           1.90%

All officers and directors as a          1,308,344          34.87%          32.65%          31.18%
group (5 persons)


o The information for Mr. Ciongoli includes 100,000 shares issuable upon the exercise of immediately exercisable options granted under our stock option plan and 200,000 shares issuable upon exercise of options earned under our employment agreement with Mr. Ciongoli.

o The information for Mr. Bjorndal includes 50,000 shares issuable upon the exercise of immediately exercisable options granted under our stock option plan.

o The information for Mr. Pelosie does not include 20,000 shares issuable upon the exercise of options granted upon our stock option plans, which options are not exercisable until July 2000.

o The information as to all officers and directors as a group also includes 20,000 shares issuable upon the exercise of immediately exercisable options granted under our stock option plan.

                              PLAN OF DISTRIBUTION

     We will receive proceeds from the sale of 451,613 shares, aggregating a maximum of $3,500,000, before deducting offering expenses, if all such shares are sold. We will not receive the proceeds of any sale of the securities by any selling securityholders, but will receive proceeds upon exercise of warrants held by the selling security holders. We will pay all of the expenses incident to the registration of the securities, including registration pursuant to the securities laws of certain states, other than:

     o    commissions,

     o    expenses,

     o    reimbursements,

     o and discounts of underwriters, dealers, and agents, if any, pursuant to any sales by the selling securityholders.

     We may use one or more member firms of the National Association of Securities Dealers, Inc. to sell the shares. As of the date of this prospectus, we have not entered into any agreements or arrangements for the sale of the shares with any broker, dealer, or sales agent. Any underwriters, dealers, or agents who participate in the distribution of the shares may be deemed to be "underwriters" under the Securities Act of 1933, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions. We anticipate that we will pay a commission or underwriting fee to such brokers or dealers of no more than 10%.

     If, at some time, we meet the requirements of the NASDAQ SmallCap Market for listing of our shares, we will apply for listing. If our shares should be accepted for listing on the SmallCap Market, then certain underwriters may engage in passive market making transactions in our common stock in accordance with Rule 103 of Regulation M.

     In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states. In addition, in certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which we have complied.

Minimum offering and escrow account

     All funds received by us with respect to the sale of the first 258,065 shares will be deposited by us at Hudson United Bank. If a minimum of 258,065 shares offered for sale in our direct participation offering are not sold within ninety (90) days following the effective date of the registration statement of which this prospectus is a part, the offering will automatically terminate and all funds received from the sale of the shares will be returned to the purchasers without interest. At the time that 258,065 shares have been sold prior to the expiration of the 90-day period, we will release the funds from the escrow account for deposit into the working account of Tech Labs. Although we will continue to sell the offering to attempt to reach the maximum offering of 451,613 shares, subscribers' funds will continue to be deposited in escrow to permit a determination to be made that subscribers are resident in those jurisdictions where Tech Labs is authorized to sell shares.

     Any funds deposited in escrow after the sale of 258,065 shares, will be released from time to time up to the 90th day following the effective date of the registration statement where it has been determined that the subscribers are resident in jurisdictions where Tech Labs is authorized to sell its shares. All released funds will be used as described in the prospectus.

Subscription Agreement

     Any one who desires to purchase shares must complete and execute the subscription agreement included as an exhibit to this registration statement and provide it to Tech Labs, together with payment in full for the shares. Tech Labs is not obligated to accept any subscription agreement and reserves the right to reject any subscription in whole or in part. Any subscription agreement from a subscriber who is resident in a jurisdiction where Tech Labs is not authorized to offer and sell its shares will be rejected. In addition, any subscription which is not accompanied by a completed and signed subscription agreement will be rejected.

Direct participation offering

     This offering is a direct participation offering. No underwriter has been retained by Tech Labs to sell these securities. As president of Tech Labs, Bernard M. Ciongoli will sell these shares.

Limited state registration

     We anticipate that we will primarily sell the shares in a limited number of states, depending on the location and registration of any selling broker or dealer that it locates. We will initially seek to qualify or register the sales of the shares in the states of New York, New Jersey, Connecticut, California, Pennsylvania, Michigan and Florida. We will not accept subscriptions from investors resident in other states unless we effect a registration in that state or determine that no such registration is required.

Sales by the selling securityholders

     The selling securityholders shares may be sold to purchasers from time to time directly by and subject to the discretion of the selling securityholders. The selling securityholders may, from time to time, offer their securities for sale through underwriters, dealers, or agents, who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or the purchasers of the securities for whom they may act as agents.

     Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the 1933 Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the 1933 Act. The securities sold by the selling securityholders may be sold from time to time in one or more transactions at an offering price that is fixed or that may vary from transaction to transaction depending upon the time of sale or at prices otherwise negotiated at the time of sale. Such prices will be determined by the selling securityholders or by agreement between the selling securityholders and any underwriters.

     Any underwriters, dealers, or agents who participate in the distribution of the securities may be deemed to be "underwriters" under the Securities Act, and any discounts, commissions, or concessions received by any such underwriters, dealers, or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

     At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock and other securities being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

Use of a Broker-Dealer

     If we determine to use a broker-dealer, such broker-dealer must be a member in good standing of the National Association of Securities Dealers, Inc. and registered, if required, to conduct sales in those states in which it would sell the shares. We anticipate that we would not pay in excess of 10% as a sales commission for any sales of the shares.

     If a broker-dealer were to sell the shares, it is likely that such broker-dealer would be deemed to be an underwriter of the securities as defined in Section 2(11) of the Securities Act of 1933 and we would be required to obtain a no-objection position from the National Association of Securities Dealers, Inc. regarding the underwriting and compensation terms entered into between Tech Labs and such potential broker-dealer. In addition, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part to disclose the name of such selling broker-dealer and the agreed underwriting and compensation terms. In order to comply with the applicable securities laws, if any, of certain states, the securities will be offered or sold in such states through registered or licensed brokers or dealers in those states.

     Pursuant to Regulation M of the General Rules and Regulations of the Securities and Exchange Commission, any person engaged in a distribution of securities, including on behalf of a selling securityholder, may not simultaneously bid for, purchase or attempt to induce any person to bid for, purchase, or attempt to induce any person to bid for or purchase securities of the same class for a period of five business days prior to the commencement of such distribution and continuing until the selling securityholder, or other person engaged in the distribution, is no longer a participant in the distribution.

     We may select dealers who are members of the National Association of Securities Dealers, Inc. to sell the shares, and may pay commissions of up to 10% to such dealers. No underwriter or dealer has made any firm commitment to purchase or sell any of the shares offered hereby.

                       OFFERING BY SELLING SECURITYHOLDERS

     An additional 90,045 outstanding shares and 50,000 shares of common stock issuable upon exercise of warrants held by the selling securityholders have been registered pursuant to the registration statement under the Securities Act, of which this prospectus forms a part, for sale by such holders. The shares may be sold subsequent to the effective date of the offering if a current prospectus relating to the securityholder shares is in effect and the securityholder shares are qualified for sale. None of the shares being registered by the selling securityholders pursuant to this registration statement are being offered for sale in connection with the offering. The shares of common stock and the shares underlying any warrants are not, however, subject to a lock-up.

     We will not receive any proceeds from the market sales of the securityholder shares, although we will receive the proceeds from the exercise of the warrants held by the selling securityholders. Tech Labs is paying all costs and expenses of registering the securityholder shares. Sales of the securityholder shares or the potential of such sales could have an adverse effect on the market price of our common stock.

     The selling securityholders and the number of shares held by each are as listed below:

                                                                  SECURITYHOLDER
            SELLING SECURITYHOLDERS                                   SHARES
            -----------------------                                   ------

Scott Coby....................................................         45,045

Coby Capital Corporation......................................         50,000

David Harris..................................................         45,000
                                                                     --------

    TOTAL.....................................................        140,045

     There are no other material relationships between any of the selling securityholders and Tech Labs, nor have any such material relationships existed within the past three years.

     The sale of the securityholder shares may be effected from time to time in transaction, which may include block transactions, in:

     o    the over-the-counter market;

     o    in negotiated transactions; or

     o    a combination of such methods of sale or otherwise.

     Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

     Selling securityholders may effect such transactions by selling their securities directly to purchasers

     o    through broker-dealers acting as agents; or

     o to broker-dealers who may purchase shares as principals and thereafter sell the securities from time to time in the market in negotiated transactions or otherwise.

     The selling security holders have been advised that the shares may only be sold in New Jersey through a registered broker-dealer or in reliance upon an exemption from registration.

     Broker-dealers, if any, may receive compensation in the form of discounts, commissions, or concessions and/or the purchasers from whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

     At the time a particular offer of securityholder shares is made by or on behalf of a selling securityholder, to the extent required, a prospectus will be distributed that will set forth the number of securityholder shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, or agents, if any, the purchase price paid by any underwriter for any securityholder shares purchased from the selling securityholder, and any discounts, commissions, or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     If any of the following events occurs, this prospectus will be amended to include additional disclosure before offers and sales of the securityholder shares are made:

     o To the extent such securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would be set forth in this prospectus;

     o If the securities are sold in block transactions and the purchaser wishes to resell, such arrangements would be described in this prospectus;

     o If the compensation paid to broker-dealers is other than usual and customary discounts, commissions, or concessions, disclosure of the terms of the transaction would be included in this prospectus.

     This prospectus would also disclose if there are other changes to the stated plan of distribution, including arrangements that either individually or as a group would constitute an orchestrated distribution of the securityholder shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of securityholder shares may not simultaneously engage in market making activities with respect to any securities of Tech Labs for a period of at least two (and up to nine) business days prior to the commencement of such distribution. In addition, each selling securityholder desiring to sell securityholder shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of Tech Labs' securities by such selling securityholders.

     The selling securityholders and broker-dealers, if any, acting in connection with such sales might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities may be deemed underwriting discounts and commissions under the Securities Act.

                         SHARES ELIGIBLE FOR FUTURE SALE

     If we sell the maximum number of shares in this offering, we will have 4,102,273 common shares outstanding. Other than shares sold to affiliates of Tech Labs, the shares sold in this offering will be freely tradeable without restriction under the Securities Act of 1933. Of the 3,650,660 shares of common stock currently outstanding, 2,368,266 are freely tradeable without restriction under the Act. The remaining 1,282,394 shares held by existing shareholders are deemed "restricted" securities within the meaning of Rule 144 under the Act.

     In general, under Rule 144, restricted securities held by any person who is not an affiliate of the company and who has beneficially owned his or her shares for at least two years are freely tradeable. In addition, under Rule 144, a person who has beneficially owned restricted securities for at least one year, including persons who may be deemed "affiliates" of the company, as the term affiliate is defined in Rule 144, would be entitled to sell, within any three-month period, a number of common shares of which does not exceed the greater of 1% of our then outstanding common shares or the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission under Rule 144.

     No sales are permitted, however, unless the current information about Tech Labs prescribed by Rule 144 is publicly available, sales are made through brokers or market makers in the manner prescribed by the rule, and all other requirements of the rule are met. The restricted shares outstanding have been held for varying periods of time, and certain of such shares have been held for the requisite periods and may be sold at any time subject to the volume limitations set forth above. If there are significant sales of our common shares by existing shareholders or sales of any of the shares underlying warrants when such shares have been registered pursuant to an effective registration statement, the price of our common shares may go down.

     There is presently no agreement by any holder, including our "affiliates", of "restricted" shares not to sell his shares.

     The Securities and Exchange Commission has adopted Rule 15g-9 which requires broker-dealers who recommend "penny stocks" to persons other than established customers and accredited investors to make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     The regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include an equity security listed on NASDAQ and an equity security issued by an issuer that has:

     o net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years;

     o net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or

     o average annual revenue of at least $6,000,000 for the preceding three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     After receipt of the net proceeds from this offering, our net tangible assets are expected to exceed $2,000,000, providing an exception to this regulation even though our share price is below $5.00, so this regulation should not be applicable, initially, to our shares. If our net tangible assets fall below $2,000,000 and the market price of our shares is less than $5.00 per share, then this regulation will apply. If our securities were subject to the regulations applicable to penny stocks, the market liquidity for the securities would be severely affected by limiting the ability of broker-dealers to sell the securities and the ability of purchasers in this offering to sell their securities in the secondary market. There is no assurance that trading in our securities will not be subject to these or other regulations that would adversely affect the market for such securities.

     There is a very limited market for our common stock and a more substantial market may not develop in the future; or if developed, be maintained, or that the market price of our common stock will not decline. Even if a more active trading market does develop, the market price of our common stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as:

     o    actual or anticipated variations in our quarterly operating results;

     o    announcements of new product or service offerings;

     o    future technological innovations;

     o    new commercial products;

     o    changes in regulation;

     o    changes in financial estimates by securities analysts;

     o conditions and trends in the electrical, electronic component, security, and network switching industries;

     o changes in the economic performance and/or market valuations of other security and network switching companies; and

     o    general market conditions and other general factors.

     Furthermore, the stock markets, and in particular, the OTC Bulletin Board and NASDAQ stock markets, have experienced extreme price and volume fluctuations that have particularly affected the market prices of many technology companies, and have often been unrelated or disproportionate to the operating performance of such companies. Additionally, the market price of our common stock could be adversely affected by losses and other negative news regarding one or more other companies, despite the fact that such information is not related to us specifically. The trading prices of many technology companies' stocks are at or near their historical highs. Such high trading prices may not be sustained. These broad market factors may adversely affect the market price of our common stock. In addition, general economic, political, and market conditions, such as recessions, changes in interest rates, or international currency fluctuations, may adversely affect the market price of our common stock.

                            DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 5,000,000 shares of common stock having a par value of $.01 each, of which 3,650,660 shares are currently outstanding and 11,316 shares are held in treasury. There are currently approximately 249 holders of common stock.

Common Stock

     Each share of common stock is entitled to one vote on all matters submitted to a vote of shareholders. The common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares may elect all of the directors of Tech Labs. The common stock does not have any preemptive rights. Stockholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders, and the vote by the holders of a majority of such outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger or amendment of our certificate of incorporation.

     Holders of common stock are entitled to receive dividends pro rata based on the number of shares held, when, as and if declared by the board of directors, from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the affairs of our company, all assets and funds of our company remaining after the payment of all debts and other liabilities shall be distributed, pro rata, among the holders of the common stock. Holders of common stock are not entitled to preemptive, subscription, or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be when issued, fully paid and non-assessable.

Stock Options and Stock Option Plan

     We have outstanding options to consultants and third parties:

     o to purchase 50,000 shares exercisable for five years at $1.85 per share,

     o to purchase 75,000 shares exercisable for five years at $1.12 per share,

     o to purchase 200,000 shares exercisable for two years, as to 100,000 shares at $1.25 per share and as to 100,000 shares at $1.75 per share,


     o to purchase 50,000 shares exercisable for five (5) years from date of vesting at $1.25 per share, and

     o to purchase 25,000 shares exercisable until February 6, 2000 at $3.00 per share.

     Tech Labs has granted options to purchase 300,000 shares exercisable at $.50 per share pursuant to an employment agreement with our president, 200,000 options of which have vested and the remaining 100,000 options to vest on October 1, 2000.

     We have also adopted a stock option plan for officers, directors, and other key employees. A total of 450,000 shares have been reserved for issuance under the plan, and options for an aggregate of 190,000 shares, exercisable at $.50 per share, have been granted to date.

     We issued 50,000 shares of common stock to MPX pursuant to our consulting agreement. Pursuant to the consulting agreement dated March 10, 1999 with Mint, in addition to the options set forth above, we issued an aggregate of 100,000 shares.

Market Information

     Our common stock is listed on the OTC Electronic Bulletin Board under the symbol "TCHL-BB." Trading in the common stock has historically been very limited.

Transfer Agent

     The transfer agent for our common stock is Interwest Transfer Co., Inc., P.
O. Box 17136, Salt Lake City, Utah 84117.

                                  LEGAL MATTERS

     The validity of the common stock offered in this offering will be passed upon for us by Stursberg & Veith, 405 Lexington Avenue, New York, New York 10174, the partners of which law firm own options to purchase 75,000 shares.

                                     EXPERTS

     Charles J. Birnberg, CPA, independent auditors, have audited our financial statements at December 31, 1998, for the years ended December 31, 1997 and 1998, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Charles J. Birnberg's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     We have filed a registration statement on Form SB-2 under the Securities Act of 1933, with the Securities and Exchange Commission with respect to the common stock offered pursuant to this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and any of its amendments and the exhibits, which are available for inspection without charge, and copies of which may be obtained at prescribed rates, at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at the Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511. The Commission maintains a Website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     We will provide, without charge, to each person who received a prospectus, upon written or oral request of such person to us at the mailing address or telephone number listed below, a copy of any of the information incorporated by reference. The mailing address of our principal executive offices is Tech Laboratories, Inc., 955 Belmont Avenue, North Haledon, New Jersey 07508, (973) 427-5333.

                          INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

Report of Charles J. Birnberg, CPA Independent Auditors.....................F-2

Audited Financial Statements
Balance Sheets.........................................................F-3, F-4
Statement of Shareholders' Equity ..........................................F-5
Statements of Operations....................................................F-6
Statements of Cash Flows....................................................F-7
Notes to Financial Statements...............................................F-8

                         REPORT OF INDEPENDENT AUDITORS


                            Charles J. Birnberg, CPA
                               150 Overlook Avenue
                          Hackensack, New Jersey 07601



                                                                  March 16, 1999


To The Board of Directors of Tech Laboratories, Inc.

     I have audited the Balance Sheets of Tech Laboratories, Inc. as of December 31, 1997 and 1998 and the related Statements of Income and Retained Earnings, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management.

     The audits were conducted in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that the audits provide a reasonable basis for my opinion.

     Therefore, the financial statements in my opinion, present fairly the financial position of Tech Laboratories, Inc. as of December 31, 1998 and 1997 and the results of operations and cash flows for the years then ended in conformity with generally accepted accounting principles.




                                                     Sincerely,

                                                     /s/ Charles J. Birnberg

                                                     Charles J. Birnberg
                                                     Certified Public Accountant

Hackensack, New Jersey

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998




                                            ASSETS


                                                                      Years Ended                         Nine Months Ended
                                                                      December 31                           September 30,
                                                            ------------------------------          ------------------------------

                                                               1997                1998                1998                1999
                                                            ----------          ----------          ----------          ----------
                                                                                                              (Unaudited)

Current Assets:
          Cash                                              $  166,173          $  532,780          $  101,490           $  212,348
          Marketable Securities, at the Lower of
                  Cost or Market (Note 1)                       59,343              56,693              59,693               61,923
          Accounts Receivable, net of Allowance
                   of $10,000 in 1998 and $10,000 in 1997       90,734             143,462              85,338              150,359
          Inventories (Notes 1 & 2)                            269,209             270,118             170,560              788,586
          Prepaid Expense                                            0               3,357               2,570                5,668
                                                            ----------          ----------          ----------           ----------
                   Total Current Assets                     $  585,459          $1,006,410          $  419,651           $1,218,884
                                                            ----------          ----------          ----------           ----------

Property, Plant and Equipment, at Cost  (Note 1):
          Leasehold Improvements                                 2,247               2,247               2,247                2,247
          Machinery, Equipment and Instruments                 223,884             230,137             230,137              340,337
          Furniture and Fixtures                                67,425              67,425              67,425               67,574
                                                            ----------          ----------          ----------           ----------
                                                            $  293,556          $  299,809          $  299,809           $  410,158
          Less: Accumulated Depreciation & Amortz              281,029             299,162             299,162              299,162
                                                            ----------          ----------          ----------           ----------
                Net, Property, Plant and Equipment          $   12,527          $      647          $      647           $  110,996
                                                            ----------          ----------          ----------           ----------

Other Assets                                                $   11,540          $   11,540          $   11,540           $   11,540
                                                            ----------          ----------          ----------           ----------

                   Total Assets                             $  609,526          $1,018,597          $  431,838           $1,341,420
                                                            ==========          ==========          ==========           ==========




The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998



                    LIABILITIES AND STOCKHOLDERS' INVESTMENT


                                                                                                                NINE MONTHS
                                                                      YEARS ENDED                                 ENDED
                                                                      DECEMBER 31                               SEPTEMBER 30
                                                           ---------------------------------         -------------------------------
                                                               1997                1998                   1998              1999
                                                           -----------           -----------         -------------      -----------
                                                                                                               (Unaudited)
Current Liabilities:
          Current Portion of L.T. Debt (Note 5)            $    34,445           $    32,742         $    32,742        $    30,293
          Short-Term Loans Payable
            to officers and directors (Note 6)                  43,373                43,373              43,373             43,373
          Accounts Payable                                      48,148                42,155               8,000            189,025
          Other Liabilities & Investor Notes Payable            53,945                36,600              20,197             77,938
                                                           -----------           -----------         -----------        -----------
                  Total Current Liabilities                $   179,911           $   154,870         $   104,312        $   340,629
                                                           -----------           -----------         -----------        -----------



Stockholders' Investment:
          Common Stock. $.01 Par Value;
          5,000,000 Shares Authorized; 2,869,943
                Issued (Note 7)                            $    13,753           $    23,483             14,741             35,870
          Less: 11,316 Shares Reacquired and
               and Held in Treasury                               (113)                 (113)              (113)              (113)
                                                           -----------           -----------         ----------        -----------
                                                           $    13,640           $    23,370             14,628             35,757

          Common Stock Subscribed (Note 7)                           0                   500                0                -0-
          Capital Contributed in Excess of Par Value           721,847             1,315,833            908,859          1,828,346
          Retained Earnings                                          0                     0                  0                  0
          Accumulated Deficit                                 (306,372)             (475,476)          (595,961)          (863,312)
                                                           -----------           -----------         ----------        -----------
                                                           $   429,615           $   863,727         $  327,526        $ 1,000,791
                                                           -----------           -----------         ----------        -----------

                  Total Liabilities and Stockholders'
                        Investment                         $   609,526           $ 1,018,597         $  431,838        $ 1,341,420
                                                           ===========           ===========         ==========        ===========



The accompanying notes are an integral part of these financial statements

                                TECH LABS, INC.
                        STATEMENT OF SHAREHOLDERS' EQUITY
                              YEARS 1997, 1998 AND
                       NINE MONTHS ENDED SEPTEMBER, 1999


                                        COMMON STOCK
                                                                      CAPITAL IN
                                                                       EXCESS OF         ACCUMULATED
                                 SHARES             AMOUNT             PAR VALUE           DEFECIT              TOTAL
                              -----------         -----------         -----------        -----------         -----------
BALANCE
DECEMBER 31, 1996               1,101,532         $     9,189         $   317,585        $   (32,303)        $   294,471

STOCK ISSUED                           --               4,451             404,262                                408,713

STOCK SUBSCRIBED                       --                 500                                                        500

NET INCOME/
(LOSS)                                                                                      (274,069)           (274,069)
                              -----------         -----------         -----------        -----------         -----------

BALANCE
DECEMBER 31, 1997               1,546,632         $    14,140         $   721,847        $  (306,372)        $   429,615

STOCK ISSUED                    1,323,311               9,230             593,986                                603,216

NET INCOME/(LOSS)                                                                           (169,104)           (169,104)
                              -----------         -----------         -----------        -----------         -----------

BALANCE
DECEMBER 31, 1998               2,869,943         $    23,370         $ 1,315,833        $  (475,476)        $   863,727

STOCK ISSUED                      705,717              12,387             512,513                                524,900

NET INCOME/(LOSS)                                                                           (387,836)           (387,836)
                              -----------         -----------         -----------        -----------         -----------
BALANCE
SEPTEMBER 30, 1999              3,575,660         $    35,757         $ 1,828,346        $  (863,312)        $ 1,000,791

                             TECH LABORATORIES, INC.
                            STATEMENTS OF OPERATIONS
                           DECEMBER 31, 1997 AND 1998





                                                                                                             NINE MONTHS
                                                                   YEARS ENDED                                 ENDED
                                                                   DECEMBER 31                              SEPTEMBER 30
                                                          -----------------------------           -----------------------------
                                                             1997                1998               1998                1999
                                                          ---------           ---------           ---------           ---------
                                                                                                           (Unaudited)
Sales                                                     $ 444,322           $ 552,486           $ 341,352           $ 535,160
                                                          ---------           ---------           ---------           ---------

Costs and Expenses:
          Cost of Sales                                     446,457             386,425             317,702             374,612
          Selling, General and Administrative
               Expenses                                     265,104             329,849             306,352             548,384
                                                          ---------           ---------           ---------           ---------
                                                            711,561             716,274             624,054             922,996
                                                          ---------           ---------           ---------           ---------

Income/(Loss) From Operations                             ($267,239)          ($163,788)           (282,702)           (387,836)
                                                          ---------           ---------           ---------           ---------

Other Income (Expenses):
          Interest Income                                 $     166           $   1,654                  83                   0
          Interest Expense                                   (6,996)             (6,970)             (6,970)                  0
                                                          ---------           ---------           ---------           ---------
                                                          ($  6,830)          ($  5,316)             (6,887)                  0
                                                          ---------           ---------           ---------           ---------
Income/(Loss) Before Income Taxes                         ($274,069)          ($169,104)           (289,589)           (387,836)
Provision for Income Taxes (Notes 1 & 4)                          0                   0                   0                   0
                                                          ---------           ---------           ---------           ---------
Net Income/(Loss)                                         ($274,069)          ($169,104)           (289,589)           (387,836)
Retained Earnings/(Accum. Deficit,) Beg. of Period        ($ 32,303)          ($306,372)           (306,372)           (475,476)
                                                          ---------           ---------           ---------           ---------

Retained Earnings/(Accum. Deficit,) End of Period         ($306,372)          ($475,476)          ($595,961)          ($863,312)
                                                          =========           =========           =========           =========

Income/(Loss) Per Share (Note 3)                          ($   0.18)          ($   0.06)          ($   0.10)          ($   0.14)





The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998




                                                                                                                NINE MONTHS
                                                                       YEARS ENDED                                ENDED
                                                                       DECEMBER 31                             SEPTEMBER 30
                                                              -----------------------------           ---------------------------
                                                                 1997                1998               1998              1999
                                                              ---------           ---------           ---------         ---------
                                                                                                              (Unaudited)
Cash Flows From (For) Operating Activities:
        Net Income/(Loss) From Operations                     ($274,069)          ($169,104)          ($289,589)        ($387,836)

        Add/(Deduct) Items Not Affecting Cash:
          Depreciation/Amortization (Note 1)                      7,278              11,880              11,880                 0
          Unrealized (Gain)/ Loss on Valuation of
               Marketable Securities (Note 1)                         0               3,357                   0                 0
        Changes in Operating Assets and Liabilities:
          Marketable Securities                                 (35,001)             (2,650)               (350)           (5,230)
          Accounts Receivable                                      2615             (52,728)              5,396            (6,897)
          Inventories                                            22,665                (909)             98,649          (518,468)
          Accounts Payable                                       (7,925)            (40,249)            (40,148)          146,870
          Other Assets and Liabilities                           15,862              14,997             (36,318)           39,027
                                                              ---------           ---------           ---------         ---------
Net Cash Flows For Operating Activities                       ($252,725)          ($235,406)           (250,480)         (732,534)
                                                              ---------           ---------           ---------         ---------

Cash Flows From (For) Investing Activities:
        DynatraX Machinery & Equipment                        $       0           $       0                   0          (110,349)
                                                              ---------           ---------           ---------         ---------
Net Cash Flows From Investing Activities                      $       0           $       0                   0          (110,349)
                                                              ---------           ---------           ---------         ---------

Cash Flows From (For) Financing Activities:
        Acquisition/(Repayment) of S.T. Debt                  ($ 10,000)          ($  1,703)             (1,703)           (2,449)
        Acquisition/(Repayment) of L.T. Debt                          0                   0                   0                 0
        Issuance of Common Stock                                407,500             603,716             187,500           524,900
                                                              ---------           ---------           ---------         ---------
Net Cash Flows From (For) Financing Activities:               $ 397,500           $ 602,013             185,797           522,451
                                                              ---------           ---------           ---------         ---------

Net Increase/(Decrease) in Cash                               $ 144,775           $ 366,607             (64,683)         (320,432)
Cash Balance, Beginning of Year                                  21,398             166,173             166,173           532,780
                                                              ---------           ---------           ---------         ---------
Cash Balance, End of Year                                     $ 166,173           $ 532,780           $ 101,490         $ 212,348
                                                              =========           =========           =========         =========




The accompanying notes are an integral part of these financial statements

                             TECH LABORATORIES, INC.
                          NOTES TO FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

(1)  Summary of Significant Accounting Policies


     CASH - Includes Tech Lab's checking account at Hudson United Bank. There are no Cash Equivalents.

     ACCOUNTS RECEIVABLE - Tech Labs recognizes sales when orders are shipped to customers. The allowance for bad debts is accrued based on a review of customer accounts receivables aging.


     INVENTORIES - Inventories are valued at cost or market, whichever is lower. The FIFO cost method is generally used to determine the cost of the inventories. At December 31, 1997 and 1998 physical inventories were taken and tested.

PROPERTY AND DEPRECIATION - Additions to property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows:

                           ASSETS                ESTIMATED USEFUL LIVES

                           Machinery                 5 to 7 years
                           Furniture & Fixtures      5 to 7 years

Maintenance and repairs are charged to expense as incurred. The cost of betterments is capitalized and depreciated at appropriate rates. Upon retirement or other disposition of property items, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statement of income.

INCOME TAXES - Income tax expense is based on reported income and deferred tax credit is provided for temporary differences between book and taxable income.

MARKETABLE SECURITIES - The marketable securities are recorded at the lower of cost or market. The cost of securities was $59,343 at December 31, 1997 and $56,693 at December 31, 1998.

(2)  Inventories:

Inventories at December 31, 1997 and 1998 were as follows:

                                               1997             1998
                                               ----             ----
     Raw Materials & Finished Components     $231,202         $202,359
     Work in Process & Finished Goods          38,007           67,759
                                             --------         --------
                                             $269,209         $270,118
                                             --------         --------

(3)  Income/(loss) Per Share:

Income/(loss) per share was calculated on the weighted average number of shares outstanding during the year ended December 31, 1997 of 1,550,048 and during the year ended December 31, 1998 of 2,202,905.

(4)  Income Taxes:

At December 31, 1997 and 1998, the balance of operating loss carryforward was $1,049,903 and $1,219,007, respectively, which can be utilized to offset future taxable income.

(5)  Short-Term Loans Payable:

Loans payable to banks were as follows for the years indicated:

                                                     CURRENT         NON-CURRENT
YEAR ENDED      PAYEE              INTEREST RATE     AMOUNT            AMOUNT
----------      -----              -------------     ------            ------

 1997          Hudson United Bank    Prime +1.5%     $34,445            --
 1998          Hudson United Bank    Prime +1.5%     $32,742            --

Certain marketable securities are pledged as collateral on the above loan.

(6)  Short-Term Loans Payable to Officers and Directors:

Demand loans payable include loans from stockholders, officers and members of the Board of Directors. The outstanding loan balances due as of December 31, 1997, 1998 and September 30, 1999 was $43,373 for each of such years. The annual interest rate for these loans ranged between six (6%) percent and ten (10%) percent. One loan in the principal amount of $11,500 together with accrued interest of $3,604 at December 31, 1998 is secured by the assets of Tech Labs.

(7)  Common Stock

In 1997, Tech Labs converted $217,500 of short term loans into 198,750 shares of common stock.

In 1997 and 1998, Tech Labs completed a placement pursuant to Rule 504 of common stock which raised $917,324.

(8)  Commitments and Contingencies


     Tech Labs entered into an exclusive agreement with Elektronik Apparatebau
(EAG), FUA Safety Equipment and Double T Sports Ltd. whereby it received exclusive rights to manufacture and market IDS products until September 30, 2007 in the US, Canada and South America. Gross profits will be calculated according to GAAP and distributed quarterly 70% to Tech Labs and 30% to FUA until March 2001. Thereafter, until 2007 quarterly distribution will be based on pretax profits in excess of 16% being shared 70% to Tech Labs and 30% to FUA. In addition, FUA will receive a 5% royalty based on the cost of any IDS products Tech Labs manufactures and sells.


(9)  Subsequent Events


     On April 27, 1999, Tech Labs completed the purchase of existing inventories and test equipment of the discontinued DynaTraX(TM) Product Line from NORDX/CDT for $500,000. In accordance with the purchase price method of accounting, the purchase price for the assets referenced above was allocated to the assets acquired on the basis of preliminary fair market values, which may be revised at a later date. Results subsequent to the date of acquisition will be included in Tech Lab's financial statements. Had the results of the DynaTraX acqusition been included in our consolidated statements for 1997, 1998 and 1999, the effect would have been material.

                                Year Ended                 Nine Months Ended
     DynaTraX                   December 31,                September 30,
    (Unaudited)                     1998                        1999
    -----------                 -----------                  -----------
Net Sales                       $   400,000                  $   100,000
Cost of Sales                       300,000                       20,000
                                -----------                  -----------
Gross Profit                        100,000                       80,000

Research/Dev                        900,000                          -0-
Selling & G&A Exp                 1,700,000                       50,000
                                -----------                  -----------
Pre-Tax Inc./(Loss)             $(2,500,000)                 $    30,000

Income Tax (Expense)/
Benefit-Pro-Forma                 1,150,000                          -0-
                                -----------                  -----------
Net Income/(Loss)               $(1,350,000)                 $    30,000
                                -----------                  -----------

                                 Investment                    Purchase
                                (Unaudited)                      Price*
                                ----------                   -----------
Inventory                         2,700,000                  $   400,000
Test Equip.                         355,000                      100,000
                                -----------                  -----------
Total                           3,055,000                        500,000
                                ===========                  ===========

* Included in September 30, 1999 Tech Labs balance sheet.

       Effect on             (Unaudited)
    Tech Labs, Inc.           Year Ended                  Nine Months Ended
      (Pro-Forma)          December 31, 1998              September 30, 1999
                           -----------------              -----------------
Net Sales                    $   952,486                     $   535,160
Net Income/(loss)             (1,519,104)                    $  (387,836)
                             -----------                     -----------
EPS                          $     (0.54)                    $     (0.14)
                             ===========                     ===========


(10) Subsequent Events

     On October 25, 1999, Tech Labs borrowed $50,000 at 10% interest per year for a term of 60 days. As security, Tech Labs granted the lender a secured interest in two new contract orders totaling $543,000.


     In late December, 1999, Tech Laboratories, Inc. extended the maturity date of this loan to January 28, 2000 and increased the interest to 14% per annum. Also, in late 1999 Tech Laboratories, Inc. borrowed an additional $150,000 at 10% interest in a series of three $50,000 notes. Maturity date for unsecured notes is February 13, 2000, February 15, 2000 and February 25, 2000 respectively.

February 3, 2000

                             TECH LABORATORIES, INC.

                         451,613 Shares of Common Stock



                      ------------------------------------


                                   PROSPECTUS

                      ------------------------------------





--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson, or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

================================================================================



                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY.........................................................   1

RISK FACTORS...............................................................   3

USE OF PROCEEDS............................................................   8

PRICE RANGE OF COMMON STOCK................................................   9

DIVIDEND POLICY............................................................   9

CAPITALIZATION.............................................................  10

DILUTION ..................................................................  11

SELECTED FINANCIAL DATA....................................................  13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
         RESULTS OF OPERATIONS.............................................  14

BUSINESS ..................................................................  16

MANAGEMENT.................................................................  22

CERTAIN TRANSACTIONS.......................................................  23

PRINCIPAL STOCKHOLDERS.....................................................  25

PLAN OF DISTRIBUTION.......................................................  25

OFFERING BY SELLING SECURITYHOLDERS........................................  28

SHARES ELIGIBLE FOR FUTURE SALE............................................  30

DESCRIPTION OF SECURITIES..................................................  31

LEGAL MATTERS..............................................................  32

EXPERTS  ..................................................................  32

ADDITIONAL INFORMATION.....................................................  32

INFORMATION NOT REQUIRED IN PROSPECTUS.....................................  32

INDEX TO FINANCIAL STATEMENTS ............................................. F-1



Until February 28, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these shares of Common Stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.